UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant   ☒                          Filed by Party other than Registrant   ☐

Check the appropriate box:
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☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting Materials pursuant to Rule 14a-11(c) or Rule 14a-12

AGFEED INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Stockholders,

On behalf of the board of directors of AgFeed Industries, Inc., I cordially invite you to attend the 2011 annual meeting of stockholders to be held at the Hyatt Place Nashville-Northeast, located at 330 East Main Street, Hendersonville, Tennessee  37075, on August 2, 2011 at 10:00 a.m., Central Time.

Details of the business to be conducted at the meeting are given in the attached notice of annual meeting and proxy statement.

Your vote is important, regardless of the number of shares you own and regardless of whether you plan to attend the annual meeting. We encourage you to read the proxy materials carefully and to vote by proxy as promptly as possible .

Stockholders of record have the option of voting by telephone, through the Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided.  Doing so will not prevent you from voting in person at the annual meeting.

Thank you for your cooperation and your support and interest in AgFeed Industries, Inc.

John A. Stadler
Chairman of the Board of Directors and
Interim Chief Executive Officer

AGFEED INDUSTRIES, INC.
100 Bluegrass Commons Blvd., Suite 310
Hendersonville, Tennessee  37075

NOTICE OF ANNUAL MEETING

to be held on August 2, 2011

The 2011 annual meeting of stockholders of AgFeed Industries, Inc., a Nevada corporation, will be held at the Hyatt Place Nashville-Northeast, located at 330 East Main Street, Hendersonville, Tennessee  37075, on August 2, 2011 at 10:00 a.m., Central Time, and at any adjournments thereof, for the following purposes:

1.	to elect five (5) director nominees of our board of directors, each to serve until our 2011 annual meeting of stockholders, or such later time as their successors may be elected and are qualified;

2.	to consider and vote on the proposal to amend our articles of incorporation to increase the authorized shares of common stock from 75 million to 150 million;

3.	to consider and vote upon the proposal to amend our articles of incorporation to authorize the issuance of up to 1 million shares of preferred stock;

4.	to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2011;

5.	to consider an advisory vote on the compensation of our named executive officers;

6.	to consider an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers; and

7.	to transact such other business as may properly come before the meeting, or any adjournment thereof.

A proxy statement describing the matters to be considered at the annual meeting is attached to this notice.  Only stockholders of record of at the close of business on June 30, 2011 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.  For directions to the annual meeting, please contact Investor Relations by telephone at (917) 804-3584.

We hope that you will be able to attend the meeting.  Whether or not you plan to be present at the meeting, we urge you to vote your shares promptly.  If you are a stockholder of record, you can vote your shares in advance of the meeting in three ways: (i) via the Internet at the website indicated on your proxy card; (ii) via telephone by calling the toll free number on your proxy card; or (iii) by returning the enclosed proxy card.

By order of the board of directors,

Glenn McClelland
Corporate Secretary

Hendersonville, Tennessee
July 14, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 2, 2011

AgFeed's notice of annual meeting, proxy statement, proxy card and the annual report on Form 10-K for the year ended December 31, 2010 are also available to you on the Internet at  www.agfeedinc.com/annualmeeting .

AGFEED INDUSTRIES, INC.
100 Bluegrass Commons Blvd., Suite 310
Hendersonville, Tennessee  37075

PROXY STATEMENT

2011 Annual Meeting of Stockholders

August 2, 2011

The board of directors of AgFeed Industries, Inc. (“AgFeed” or the “Company”) is soliciting proxies for use at the annual meeting of stockholders to be held at the Hyatt Place Nashville-Northeast, located at 330 East Main Street, Hendersonville, Tennessee  37075, on August 2, 2011 at 10:00 a.m., Central Time, and at any adjournments thereof.  Distribution to stockholders of the attached notice of annual meeting, this proxy statement, the enclosed proxy card, and our annual report on Form 10-K for the year ended December 31, 2010 (which is not part of the proxy soliciting materials) is scheduled to begin on or about July 13, 2011 to each stockholder of record at the close of business on June 30, 2011, the "record date" set for this meeting.

Frequently Asked Questions About the Annual Meeting and Proxy Voting

Questions About the Meeting

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at our 2011 annual meeting of stockholders and at any adjournment or postponement.

You are invited to attend the annual meeting.  It takes place on August 2, 2011, beginning at 10:00 a.m., Central Time, at the Hyatt Place Nashville-Northeast, located at 330 East Main Street, Hendersonville, Tennessee  37075.  See the inside back cover of this proxy statement for directions.

Stockholders will be admitted to the annual meeting beginning at 9:30 a.m., Central Time.

Do I need to present identification to attend the annual meeting?

Yes.  You will need to present valid personal identification (i.e., a current driver's license or valid passport) and proof of stock ownership to be admitted to attend the annual meeting.  If you plan to attend the annual meeting, please vote your proxy but bring the notice of annual meeting attached to this proxy statement or a bank or brokerage account statement showing your AgFeed stock ownership with you to the annual meeting.

What will be voted on at the annual meeting?

We are aware of six items to be voted on by stockholders at the annual meeting:

Proposal One:  To elect five (5) director nominees of the AgFeed board of director, each to serve until our 2012 annual meeting of stockholders, or such later time as their successors may be elected, and are qualified;

Proposal Two:  To consider and vote on the proposal to amend our articles of incorporation to increase the authorized shares of common stock from 75 million to 150 million;

Proposal Three:  To consider and vote upon the proposal to amend our articles of incorporation to authorize the issuance of up to 1 million shares of preferred stock;

Proposal Four:  To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2011;

Proposal Five:  To consider an advisory vote on the compensation of our named executive officers; and

Proposal Six:  To consider an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.

Does AgFeed have a recommendation on voting?

Yes.  The board of directors recommends that you vote “FOR” the election of each of the director nominees, “FOR” each of Proposals Two, Three, Four and Five, and to vote “Three Years” on Proposal Six.

Can I receive materials relating to annual stockholder meetings electronically?

To assist AgFeed in reducing costs related to the annual meeting, stockholders who vote via the Internet may consent to electronic delivery of mailings related to future annual stockholder meetings.  We also make our proxy statements and annual reports available online and may eliminate mailing hard copies of these documents to those stockholders who consent in advance to electronic distribution.  If you hold shares in your own name and you are voting via the Internet, you may consent online when you vote.  If you hold shares through an intermediary, such as a bank or broker, please refer to the information provided by your bank or broker for instructions on how to consent to electronic distribution.

Questions About Voting

Who is entitled to vote at the annual meeting?

Holders of record of our common stock at the close of business on June 30, 2011 are eligible to vote at the annual meeting.  On the record date, there were 63,451,462 shares of our common stock outstanding.

What is the difference between record ownership and beneficial ownership?

Most stockholders own their shares through a stockbroker or other nominee rather than directly in their own names.  There are some differences in how to vote, depending on how you hold your shares.

You are the record owner of shares if those shares are registered directly in your name with our transfer agent.  If you are a record owner, these proxy materials are being sent to you directly from our transfer agent, Broadridge Corporate Issuer Solutions.

You are the beneficial owner of shares if you hold those shares in “street name” through a broker, bank, trustee, or other holder of record.  If you are a beneficial owner, these proxy materials are being sent to you through your broker, bank or other holder of record, together with a voting instruction card.

How do I vote?

If you are a stockholder of record, you may vote on all matters that come before the meeting using any of the following methods:

•	By mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope.  If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors.

•	By telephone or on the Internet

The telephone and Internet voting procedures established by AgFeed for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.  Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, and will close at 11:59 p.m. Central Time on August 1, 2011.

The toll-free number for telephone voting is (800) 690-6903.  Please have your proxy card handy when you call.  Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.  If you are located outside the U.S. and Canada, see your proxy card for additional instructions.

The website for Internet voting is www.proxyvote.com.  Please have your proxy card handy when you go online.  As with telephone voting, you can confirm that your instructions have been properly recorded.  If you vote on the Internet, you also can request electronic delivery of future proxy materials.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

•	In person at the annual meeting

All stockholders of record may vote in person at the annual meeting.  You may also be represented by another person at the annual meeting by executing a proper proxy designating that person.  Your vote is important.  You can save us the expense of a second mailing by voting promptly.

If you are the beneficial owner of shares, you will receive a proxy card from your broker, bank or other holder of record seeking instructions as to how your shares should be voted.  If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters.  A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you.  We believe that your broker or nominee only has discretionary voting power with respect to the proposal authorizing the increase of our authorized shares of common stock and the proposal regarding the ratification of the appointment of the independent registered public accounting firm.  You may not vote shares held in “street name” at the annual meeting unless you obtain a legal proxy from your broker or holder of record.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to our Corporate Secretary;

•	timely delivery of a valid, later date proxy or a later dated vote by telephone or on the Internet; or

•	voting by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.  You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question.

All votes that have been properly cast and not revoked will be voted at the annual meeting.

What vote is required to approve each proposal?

Proposal One.  The five (5) nominees for director receiving the highest number of affirmative votes cast in person or by proxy at the annual meeting will be elected.  If you mark your proxy so as to withhold your vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.  Broker non-votes, if any, will not constitute or be counted as “votes” cast for purposes of this proposal.

Proposal Two.  The affirmative vote of a majority of shares present, in person or by proxy, is required to approve the amendment of our articles of incorporation to increase the authorized shares of common stock from 75 million to 150 million.  If you mark your proxy so as to abstain from voting on this matter, it will have the same effect as votes against this proposal.

Proposal Three.  The affirmative vote of a majority of shares present, in person or by proxy, is required to approve the amendment of our articles of incorporation to authorize the issuance of up to 1 million shares of preferred stock.  Abstentions and broker non-votes, if any, will have the same effect as votes against this proposal.

Proposal Four.  The affirmative vote of a majority of the votes cast on Proposal Three is required to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2011.  If you mark your proxy so as to abstain from voting on this matter, your vote will not count either “for” or “against” this proposal.

Proposal Five.  The affirmative vote of a majority of the votes cast on Proposal Five is required for the approval with respect to the advisory vote on the compensation of our named executive officers.  If you mark your proxy so as to abstain from voting on this matter, your vote will not count either “for” or “against” this proposal.  Broker non-votes, if any, will not constitute or be counted as “votes” cast for purposes of this proposal.

Proposal Six.  The affirmative vote of a majority of the votes cast on Proposal Six is required for the approval with respect to the advisory vote on the frequency of future advisory votes on the compensation of our named executive officers.  If you mark your proxy so as to abstain from voting on this matter, your vote will not count either “for” or “against” this proposal.  Broker non-votes, if any, will not constitute or be counted as “votes” cast for purposes of this proposal.

In order to have a valid stockholder vote, a stockholder quorum must exist at the annual meeting.  A quorum will exist when stockholders holding a majority of the issued and outstanding shares of our common stock are present at the meeting, either in person or by proxy.  Proxies received but marked as abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum exists for the annual meeting.

How will my proxy be voted?

Shares represented by a properly executed and returned proxy will be voted at the meeting in accordance with the directions noted on the proxy card.  If you sign and return the proxy card but do not make specific choices, the proxy holders named in the proxy card will vote your shares “FOR” the election of all nominees for director recommended by the board and listed on the proxy card;  “FOR” Proposals Two, Three, Four and Five, and “Three Years” on Proposal Six.  Edward Pazdro, our chief financial officer, and Gerard Daignault, our chief operating officer, have agreed to act as proxy holders.

Who counts the votes cast at the annual meeting?

Our inspector of election will tabulate votes at the annual meeting.  The inspector of election’s duties include determining the number of shares represented at the meeting and entitled to vote, determining the qualification of voters, conducting and accepting the votes, and, when the voting is completed, ascertaining and reporting the number of shares voted, or withheld from voting with respect to the election of directors and voted for, against or abstaining from voting, with respect to Proposals Two, Three, Four, Five and Six.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Listed below is certain biographical information concerning our directors and executive officers as of the date of this proxy statement.  In addition, we briefly describe the particular experience, qualifications, attributes or skills that led our board of directors to conclude that each named director should serve as a director of AgFeed.

John A. Stadler	67
Pursuant to our agreement to purchase M2 P2, LLC (“M2P2”), Mr. Stadler joined our board of directors in September 2010.  He has served as Chairman of the Board of Directors and Interim Chief Executive Officer since February 2011.  Mr. Stadler commenced his career as an employee of the Stadler Packing Co.  In 1976, he accepted the position of President of Big Creek Land and Cattle Co. that owned and operated cattle ranches in Utah and Colorado.  Mr. Stadler formed Mariah Foods in 1983 by purchasing the assets of Stadler Packing Co.  He served as President of Mariah Packing until 1996.   Following his tenure at Mariah Packing, Mr. Stadler served as a consultant in the pork production and processing industry and began to acquire the various components which would result in the formation in 2004 of M2P2, where Mr. Stadler served as Chairman of the Board of Directors, until its purchase by us in September 2010.  Mr. Stadler received his BS in Animal Science from the University of Kentucky.  With over 45 years of experience as a senior executive and investor in the animal production and processing industry, we believe that Mr. Stadler’s history of leadership and experience and his background are attributes that were significant in the decision to nominate him as a member of our board of directors and his service as Chairman of the Board of Directors

K. Ivan F. Gothner	53
Mr. Gothner joined our board of directors in December 2009.  Mr. Gothner has been managing director and founder of Adirondack Partners, LLC, a private merchant-banking firm that focuses on serving small and mid-size growth companies, since 1993.  He has been active as a merchant banker focusing on small and mid-size growth companies for his entire career.  His work has focused on companies experiencing rapid growth as a result of introducing new technologies and products or by entering new markets.  Prior to founding Adirondack Partners, Mr. Gothner was senior vice president of Barclays Bank from 1990 to 1992, responsible for establishing an investment banking unit to serve small and mid-sized companies.  Mr. Gothner joined Kleinwort Benson Limited in 1986 and from 1987 to 1990, he served as a senior vice president of the firm and general manager of the KB Mezzanine Fund, L.P., a specialized fund which invested in the equity and junior capital of small and mid-sized businesses.  Currently, Mr. Gothner serves on the board of directors of ArtID, LLC, a private company providing online exhibition space to artists, Covenant Group of China Inc., a publicly traded company engaged in the business of acquiring equity interests in private companies based and operating in China, Curaxis Pharmaceutical Corp., a pharmaceutical company specializing in the treatment of Alzheimer’s disease, and Best Buddies of Massachusetts.  Mr. Gothner received a bachelor of arts degree in political science and economics from Columbia College and a M.I.A. from Columbia University’s School of International Affairs in international economic policy and finance.  Mr. Gothner was a director of Global Maltrechs, Inc., a public company, which markets software applications and web and application development services until 2008.  With 28 years of investment banking experience, we believe that Mr. Gothner has developed the financial expertise we require of our audit committee chairman and insight regarding strategic planning, which will continue to be relevant to the board’s oversight of AgFeed’s successful integration of its acquired subsidiaries.

David Michael Johnson	61
Mr. Johnson joined our board of directors in July 2011.  Since 1996, he has served as president, chief executive officer and a member of the board of directors of Cattlco, LLC, which is among the 25 largest cattle-feeding operations in the United States with locations in Fort Morgan, Colorado, and Liberal, Kansas.  Prior to being president and chief executive officer of Cattlco, Johnson was vice-president of corporate development for Sparks Companies, Inc., with primary concentrations in real estate and agribusiness operations.  Before joining Sparks, Johnson was vice-president and treasurer of a closely-held, diversified natural resource-based group of companies.  During his tenure, Johnson managed the company’s oil and gas exploration activities, real estate and farming operations as well as the finance group.  Prior to that, he spent five years as a certified public accountant in Kansas City, Missouri, managing audits of clients in the manufacturing, distribution and construction industries, and two years on the corporate staff of IBP, Inc., Sioux City, Iowa.  He received his bachelor’s of science degree from Rockhurst University, Kansas City, Missouri, did post-graduate studies at the University of Kansas, and is a certified public accountant.  Mr. Johnson was recommended to the board of directors by our chief executive officer.  We believe that Mr. Johnson’s extensive experience in the protein industry and agribusiness and a background in accounting were significant in the decision to nominate him as a member of our board of directors.

Milton P. Webster, III	64
Mr. Webster is a partner of Anchor Equities, LLC, a private investment firm that focuses on the acquisition, operations and sale of the assets of undervalued companies. From 2004 to 2010, Mr. Webster was a principal investor and Managing Member of Mid-Atlantic Restaurants, LLC and Mid-Atlantic Real Estate Investors, LLC, companies engaged in the acquisition, development, operation and consolidation of large multi-unit franchise restaurant groups in North Carolina and Georgia; and from 2000 to 2006, Mr. Webster was a principal investor with similar operations in Florida and Oklahoma.  Previously, an investment banker with the Clifford Companies in New York from 1995 to 2000, Mr. Webster had responsibility for the domestic and international financial advisory activities of firm including those in China and India.  Further, Mr. Webster’s experience includes serving as an advisor to Wasserstein & Perella, Inc. in connection with their strategic advisory and financing activities in the Greater China Region.  Mr. Webster also served as a Vice President of Mabon, Nugent & Company engaged in the origination and underwriting of real estate based financings and began his career with the Petroleum District of the banking subsidiary of JP Morgan & Co.  Mr. Webster received his B.A. in economics from the University of Colorado and his MBA with a concentration in finance from the Graduate School of Business at the University of Chicago where he was a Standard Oil Company (N.J.) Fellow.  Mr. Webster was recommended to our board of directors by a non-executive director.  Through Mr. Webster’s business experience, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning.  These attributes were significant in the decision to nominate him as a member of our board of directors.

Lixiang Zhang, Ph.D.	42
Dr. Zhang joined our board of directors in May 2007.  Dr. Zhang is a leading expert in animal nutritional science and management consulting in China.  Dr. Zhang is a professor of agricultural management and has served as the assistant dean of the College of Agricultural Development at Renmin University of China since July 2003.  In 2006, Dr. Zhang was awarded the title of Excellent Teacher by Renmin University.  In 2005, he was named a Top Ten Enterprise Strategist by the Chinese government.  In 2004, Dr. Zhang was named a Top Ten Best Management Consulting Expert by the Chinese Government.  In 2002, he was awarded the top prize for Innovative Management Science by the Chinese Ministry of Commerce.  Dr. Zhang has authored over 60 books and articles on the topics of agricultural science and management science.  He has conducted management training programs for global companies including SONY, Panasonic, General Motors, Motorola, China Life Insurance, China Telecom among others.  Dr. Zhang received a Ph.D. in Management Science from Renmin University in 2003.  Dr. Zhang’s strategic planning and animal nutrition expertise helps ensure that the board can effectively monitor AgFeed’s research and development activities and the  integration of its acquired subsidiaries.

Composition of the Board

Our board of directors oversees our business and affairs and monitors the performance of management.  Management is responsible for the day-to-day operations of our company.  As of the date of this proxy statement, our board has five directors.  Our board has determined that each of Mr. Gothner, Mr. Johnson, Mr. Webster and Dr. Zhang are independent directors within the meaning of applicable Nasdaq Listing Rules and the rules promulgated by the Securities and Exchange Commission ("SEC").

During 2010, the board met twelve times and acted by unanimous written consent on two occasions.  We had three standing committees during 2010.  Those committees consisted of an audit committee, a compensation committee, and a nominating and corporate governance committee.  Each of our directors attended at least 75% of the board meetings of the board and meetings of the committees on which they served.  We strongly encourage our board of directors to attend our annual meeting of stockholders.  In 2010, all of our directors then serving attended the annual meeting of stockholders, except Dr. Zhang, who was unable to attend due to other obligations in China.

Committees of the Board

The board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.

Our board of directors has made an affirmative determination that each member of the audit committee, the compensation committee and the nominating and corporate governance committee are non-employee directors and independent within the meaning of Nasdaq Listing Rules.  Our board of directors has appointed the following members to the following designated committees:

Audit:	Mr. Gothner (Chairman), Mr. Johnson, Mr. Webster and Dr. Zhang.

Compensation:	Mr. Gothner (Chairman), Mr. Johnson, Mr. Webster and Dr. Zhang.

Nominating and Corporate
Governance:	Mr. Gothner (Chairman), Mr. Johnson, Mr. Webster and Dr. Zhang.

Audit Committee

The audit committee is responsible for: monitoring the quality, reliability and integrity of the accounting policies and financial statements of AgFeed; overseeing our compliance with legal and regulatory requirements; reviewing the independence, qualifications and performance of our internal and external auditors; overseeing the performance of AgFeed's internal audit function and independent auditors; reviewing and monitoring the provisions of non-audit services performed by our independent auditors; and preparing a committee report as required by the SEC to be included in our annual proxy statement.  Our board of directors has made an affirmative determination that each member of the audit committee satisfies the Nasdaq Listing Rules relating to financial literacy and experience.  In addition, Mr. Gothner qualifies as an “audit committee financial expert” as that term is defined in applicable regulations of the SEC.

Our board of directors has adopted a written audit committee charter, a copy of which may be viewed on the “Corporate Governance” section of our website located at  www.agfeedinc.com/investor-relations/corporate-governance  or a printed copy may be obtained by making a written request to Glenn McClelland, Corporate Secretary of AgFeed Industries, Inc., at 100 Bluegrass Commons Blvd., Suite 310, Hendersonville, Tennessee 37075.

Compensation Committee

The compensation committee is responsible for recommending compensation arrangements for our executive officers; evaluating the performance of our chief executive officer; and administering our compensation plans.  Our board of directors has adopted a written compensation committee charter, a copy of which may be viewed on the “Corporate Governance” section of our website located at  www.agfeedinc.com/investor-relations/corporate-governance  or a printed copy may be obtained by making a written request to Glenn McClelland, Corporate Secretary of AgFeed Industries, Inc., at 100 Bluegrass Commons Blvd., Suite 310, Hendersonville, Tennessee 37075.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for, among other thing, assisting the board in identifying individuals qualified to become members of the board and executive officers, selecting, or recommending that the board select, director nominees for election as directors by the stockholders, developing and recommending to the board a set of effective governance policies and procedures applicable to AgFeed, and recommending to the board director nominees for each committee.  The nominating committee acts under a written charter adopted by our board of directors, a copy of which may be viewed on the “Corporate Governance” section of our website located at www.agfeedinc.com/investor-relations/corporate-governance or a printed copy may be obtained by making a written request to Glenn McClelland, Corporate Secretary of AgFeed Industries, Inc., at 100 Bluegrass Commons Blvd., Suite 310, Hendersonville, Tennessee 37075.

Stockholder Communications

Our stockholders may communicate directly with the members of the board of directors or individual members by writing directly to it or them, care of Glenn McClelland, Corporate Secretary of AgFeed Industries, Inc., at 100 Bluegrass Commons Blvd., Suite 310, Hendersonville, Tennessee 37075.  Stockholders are required to provide appropriate evidence of their stock ownership with any communications.  Communications received in writing are distributed to our board or to individual directors as appropriate depending on the facts and circumstances outlined in the communication received.

Procedure for Stockholder Nominations of Directors

Nominations for the election of directors may only be made by the board of directors in consultation with its nominating and corporate governance committee.  A stockholder of record may recommend to the committee a candidate for consideration as a nominee.  The committee will consider a stockholder nominee only if a stockholder provides written notice to: AgFeed Industries, Inc., 100 Bluegrass Commons Blvd., Suite 310, Hendersonville, Tennessee 37075, Attention:  Glenn McClelland, Corporate Secretary for the Nominating and Corporate Governance Committee.

In order to provide sufficient time to enable the committee to evaluate candidates recommended by stockholders in connection with selecting candidates for nomination in connection with AgFeed's annual meeting of stockholders, the corporate secretary must receive the stockholder’s recommendation not less than sixty (60) days nor more than ninety (90) days prior to the anniversary of the mailing of the proxy statement for the annual meeting of stockholders for the preceding year.  Each such notice must include the following information about the candidate:

•	Name;
•	Age;
•	Business and current residence addresses, as well as residence addresses for the past 20 years;
•	Principal occupation or employment and employment history (name and address of employer and job title) for the past 10 years (or such shorter period as the candidate has been in the workforce);
•	Educational background;
•	Permission for AgFeed to conduct a background investigation, including the right to obtain education, employment and credit information;
•	The number of shares of AgFeed common stock beneficially owned by the candidate, if any;
•
The information that would be required to be disclosed by AgFeed about the candidate under the rules of the SEC in a proxy statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and

•	A signed consent of the nominee to serve as a director of AgFeed, if elected.

Nominees properly proposed by eligible stockholders will be evaluated by the committee in the same manner as nominees identified by the nominating and corporate governance committee.

CORPORATE GOVERNANCE MATTERS

Board Leadership Structure

The board of directors currently does not separate the roles of Chairman of the Board and Chief Executive Officer.  At this time, the board of directors believes that the most effective leadership structure for AgFeed at this time is one with a combined Chairman and Chief Executive Officer.  Having the CEO serve as Chairman has a number of benefits.  It promotes a cohesive vision and strategy for AgFeed and strong execution ability.  It helps to assure clear and direct communication to the board of any key enterprise risks.  AgFeed has found that in our industry having a combined Chairman and CEO is particularly advantageous given our international business, especially with foreign customers who value unified leadership and a single ultimate executive decision maker.  Finally, it facilitates our ability to respond quickly to changing business needs and customer objectives.  When taken together with each director’s responsibility, the board believes that the structure is currently optimal for AgFeed.

Risk Oversight

Each of our directors has a responsibility to monitor and manage risks faced by AgFeed.  At a minimum, this requires the members of the board of directors to be actively engaged in board discussions, review materials provided to them, including financial statements provided to them on monthly and quarterly basis, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors.  Because risk oversight is a responsibility for each member of the board of directors, the board’s responsibility for risk oversight is not concentrated into a single committee.  Instead, oversight is delegated, to a large degree, to the various board committees with an independent director serving in the capacity of committee chairman.  These committees meet formally, as needed, to discuss risks and monitor specific areas of AgFeed’s performance with their findings reported at the next scheduled full meeting of the board of directors.  In addition, we strive to provide a Board infrastructure which encourages directors to ask specific questions or raise concerns by allotting them sufficient time to do so at each meeting and providing them with sufficient amounts of time to review materials in advance of a meeting.

Code of Conduct

We have adopted a code of conduct that applies to our chief executive officer, chief financial officer and all of our other officers, employees and directors, a copy of which may be viewed in the "Corporate Governance" section of our website located at www.agfeedinc.com/investor-relations/corporate-governance  or obtained by making a written request to Glenn McClelland, Corporate Secretary of AgFeed Industries, Inc., 100 Bluegrass Commons Blvd., Suite 310, Hendersonville, Tennessee 37075.

Transactions with Related Persons

We are not a party to any transactions required to be disclosed pursuant to Item 404 of Regulation S-K, including any transaction or series of transactions between us and any officer, director or affiliates of AgFeed that has an aggregate value in excess of $120,000.

Related Party Transaction Approval Policy

It is our policy that the audit committee review and approve in advance all related party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.  If advance approval is not feasible, the audit committee must approve or ratify the transaction at the next scheduled meeting of the committee.  Transactions required to be disclosed pursuant to Item 404 include any transaction between AgFeed and any officer, director or certain affiliates of AgFeed that has a value in excess of $120,000.  In reviewing related party transactions, the audit committee evaluates all material facts about the transaction, including the nature of the transaction, the benefit provided to AgFeed, whether the transaction is on commercially reasonable terms that would have been available from an unrelated third-party and any other factors necessary to its determination that the transaction is fair to AgFeed.  To identify related party transactions, each year, we submit and require our directors and officers to complete director and officer questionnaires identifying any transaction with us or any of our subsidiaries in which the officer or director or their family members have an interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares, except to the extent spouses share authority under applicable law.  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.  At the close of business on June 30, 2011, we had 63,451,462 shares of common stock outstanding.  In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of June 30, 2011 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

Security Ownership of Management

The table below sets forth information, as of June 30, 2011, concerning each of our named executive officers; each director; and all of the directors and executive officers as a group.

Name of Named Executive Officer or Director	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers

John A. Stadler (1)	147,822	*

Edward Pazdro (2)	91,325	*

Raymond M. Cesca (3)	100,000	*

Gerard Daignault (4)	275,200	*

Glenn McClelland (5)	112,500	*

Non-Executive Officers

K. Ivan F. Gothner (6)	162,500	*

David Michael Johnson	47,000	*

Milton P. Webster, III	0	—

Lixiang Zhang (7)	85,000	*

All officers and directors as a group (8 persons)	921,347	1.4%
*Less than 1%	Less than 1 percent

(1)	The shares reported include 112,500 shares of restricted stock.
(2)	The shares reported include 78,200 shares of restricted stock.
(3)	The shares reported include 100,000 shares of restricted stock.
(4)	The shares reported include 135,000 shares of restricted stock and 100,000 vested stock options.
(5)	The shares reported include 112,500 shares of restricted stock.
(6)	The shares reported include 162,500 shares of restricted stock.
(7)	The shares reported include 75,000 shares of restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers and persons who are the beneficial owners of more than 10% of our common stock to file reports of their ownership and changes in ownership of our equity securities with the SEC.  The reporting persons are required by SEC regulation to furnish us with copies of all Section 16 reports they file.  Based on a review of the copies of such forms furnished to us and other written representations that no other reports were required during the year ended December 31, 2010, we believe our directors, executive officers and greater than ten percent beneficial owners timely filed all  Section 16(a) reports required during the year.

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of compensation paid to our named executive officers in 2010 as well as the objectives and material factors underlying our compensation policies and decisions for these executive officers.

The compensation committee (for purposes of this CD&A, the “Committee”) of the board of directors has responsibility for establishing, implementing and monitoring adherence with AgFeed's compensation philosophy.  The Committee ensures that the total compensation paid to our “named executive officers”  is fair, reasonable and competitive.  Our chairman reviews and revises individual compensation and presents his recommendations to the Committee for its ultimate review and approval.  The chairman participates in Committee meetings to assist the Committee with its understanding of the market in the People’s Republic of China (“PRC”).  Neither the chairman nor our chief executive officer is involved in decisions relating to their respective compensation.

The information in this CD&A explains how the Committee made its compensation decisions for our named executives in 2010.  For 2010, our named executive officers were: our chief financial officer, Edward Pazdro; our next two most highly compensated executive officers - our chief operating officer, Gerard Daignault, and the corporate secretary and managing director – hog production, Glenn McClelland; and our former chief executive officer, Junhong Xiong, who remains chairman of AgFeed’s animal nutrition business, and our former chief financial officer, Selina Jin, who is no longer with AgFeed.

Compensation Philosophy and Objectives of Our Executive Compensation Program

We maintain the philosophy that determination of compensation for our named executive officers is based on the primary goal of maximizing corporate performance and thereby creating value for you, our stockholders.  To achieve this goal we have designed our executive compensation program to achieve the following objectives:

•
Retain and attract qualified executives — The compensation of our executives must be competitive with the organizations with which we compete for talent so that we may attract and retain talented and experienced executives.  Our executives have, on average, approximately 20 years of experience in the premix feed and commercial hog production industries.

•
Reward outstanding performance — A significant portion of our executives’ compensation should be subject to corporate performance measures and therefore be “at risk.” Performance-based compensation can vary widely from year to year depending on an executive’s performance and the economic tensions relating to our business.

•
Align compensation with our strategic business objectives — We believe that a component of our executives' compensation should be related to the degree to which we meet or exceed both our short- and long-term strategic business objectives.

•
Align the interests of our executives with those of our stockholders — Equity-based awards can be an effective means of aligning an executive’s financial interests with those of our stockholders by providing value to the executive only if the market price of our stock increases.

During 2010, the Committee, in connection with its charge of oversight of compensation of executive, reviews information regarding the components of compensation of its executives: (i) salary, (ii) discretionary bonus, and (iii) equity awards.  Based upon this review, the Committee and the Company concluded that they do not motivate imprudent risk taking.  Additionally, each board member reviews compensation of all other employees of the Company as part of their regular review of financial information.  Such employees receive salary and a discretionary bonus, which is not more than 5% of base salary.  This compensation program is uniform across AgFeed.  Based upon the size of the bonuses, such discretionary bonuses were deemed to be immaterial in nature.  As a result, the Company concluded that it has a balanced compensation program and does not promote excessive risk taking.

2010 Executive Compensation Components

With this in mind, we have created a compensation package designed to reward individual performance based on our short-term and long-term performance and how this performance links to our corporate strategy.  The components of our total compensation for executive officers, including our named executives, are as follows:

Rewarding Short-Term Performance

•	Salary - the fixed amount of compensation for performing day-to-day responsibilities.

Base salaries are intended to provide a minimum level of compensation sufficient to attract and retain an effective management team when considered in combination with the performance-based and other components of our executive compensation program.  Base salaries for our named executive officers are determined not only on the basis of the Committee’s assessment of individual performance, but also on the total compensation paid to persons holding equivalent positions by companies in the PRC engaged in similar businesses.

Salaries are reviewed annually to determine if they are equitably aligned within AgFeed and are at sufficient levels to attract and retain top talent.  The Committee believes that any increases in base salary should be based upon a favorable evaluation of individual performance relative to individual goals, the functioning of the executive’s team within the corporate structure, success in furthering the corporate strategy and goals, and individual management skills, responsibilities and anticipated workload.

The base salaries for Ms. Jin and Messrs. Xiong and Daignault are set forth in their employment agreements with AgFeed or Nanchang Best Animal Husbandry Co., Ltd., a subsidiary of AgFeed ("Nanchang Best").  Mr. Daignault’s salary was determined in negotiations between AgFeed and Mr. Daignault and is a key term of his employment agreement.  His base salary was determined in relation to his significant years of experience and the extent of his knowledge of the hog production business in both the United States and China.  The salaries of Mr. Pazdro and McClelland are set by the Committee.

•	Bonus - Cash bonus awards earned for achieving our short-term financial goals and other strategic objectives measured over the year.

We may pay discretionary bonuses to incentivize and reward executives based on our overall performance, as well as on the performance of each executive officer’s area of responsibility or operating group.  Measures of performance may be financial or strategic.  Financial elements are based on a comparison of our revenues and earnings per share year over year.  Strategic elements may include improvements in operations and contributions to our strategic business objectives.

Bonuses paid to our named executive officers are determined by the Committee based on its subjective evaluation of each executive's performance with input from our executive chairman and chief executive officer.  Based on their evaluation of each executive's performance during the year, together with the Committee's evaluation of each executive's performance, the executive's relative contribution to our overall performance and the executive's response to unplanned or unforeseen events (i.e., the economic downturn, decreases in the cost of hogs and increased in the cost of certain raw materials), the Committee determines the bonus awards to be paid to the executives.  The Committee places significant emphasis on our financial and strategic performance, the execution and integration of our business acquisitions during the year and the adherence of our executives to our established governance policies.

Rewarding Long-Term Performance

Long-Term Equity Incentive Awards - may be granted to retain executives, build executive ownership and align compensation with the achievement of our long-term financial goals, creating stockholder value and achieving strategic objectives as measured over multi-year periods.

Executives are eligible for equity awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance grants under the AgFeed Industries, Inc. 2008 Long-Term Incentive Plan.  Awards are made at the discretion of the Committee.  The number of shares awarded to any individual depends on individual performance, salary level and competitive data, and the impact that such employee’s productivity may make to stockholder value over time.  In addition, in determining the number of stock options, stock appreciation rights, restricted shares, restricted stock units or performance shares to grant to each executive, the Committee reviews the current ownership interest of each executive to determine the whether or not an additional grant will incentivize that individual to make a long term commitment to remain with AgFeed.  By giving executives an equity interest in AgFeed, the value of which depends upon stock performance, we seek to further align management and stockholder interests.  During 2010, we granted Ms. Jin and Messrs. Daignault, Pazdro and Xiong restricted stock awards of 20,000, 50,000, 16,000 and 50,000 shares, respectively.  Of these awards, 80% of the restricted shares will vest on the first anniversary of the grant date, and 10% will vest on the second and third anniversaries of the grant date thereafter.

On March 1, 2011, we granted each of our named executive officers restricted stock awards under AgFeed's 2010 Long-Term Incentive Plan.  Messrs. Daignault, McClelland, Pazdro and Xiong each received 125,000, 112,500, 75,000, and 100,000, shares of our restricted common stock, respectively.  33% of the restricted shares will vest on each anniversary of the date of grant.

Other Elements of Total Compensation

•
Perquisites and Other Personal Benefits - Historically, we have not provided our named executives with perquisites or other personal benefits because it is not customary to provide such perquisites and personal benefits in the PRC.

•
Retirement Benefits - Currently, we do not provide any company-sponsored retirement benefits or deferred compensation programs to any employee, including the named executives (other than a mandatory state pension scheme in which all of our employees in the PRC participate) because it is not customary to provide such benefits and programs in the PRC.

Tax and Accounting Implications

•
Deductibility of Executive Compensation - Pursuant to Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million paid to named executives is not deductible by us, subject to certain exceptions.  The Committee has considered the effect of Section 162(m) of the Code on our executive compensation and we believe that the compensation paid to our named executive officers generally is fully deductible for federal income tax purposes.

•
Accounting for Share-Based Compensation - We account for share-based compensation in accordance with the requirements of FASB ASC Topic 718.  The Committee takes into consideration the tax consequences of compensation to the named executive officers, but tax considerations are not a significant part of the company’s compensation policy.

Employment and Severance Agreements

With the exception of Messrs. Pazdro and McClelland, we maintain written employment or severance agreements (including any that might pertain to a "change-in-control of AgFeed) with our named executive officers.  The provisions of the agreements with these officers are very similar although the base salary and severance terms vary depending on such executive’s position with the AgFeed.  We believe that these agreements help us retain and attract talented executives.  Their employment agreements are more fully discussed in the "Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table" and the "Potential Payments Upon Termination or Change-in-Control" sections of this document.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with AgFeed's management and, based upon such review and discussion, the compensation committee recommended to our board that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors,

K. Ivan F. Gothner, Chairman
David Michael Johnson
Milton P. Webster, III
Lixiang Zhang

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of AgFeed under the Securities Act of 1933 or the Exchange Act, except to the extent that AgFeed specifically incorporates the Compensation Committee Report by reference therein.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010 and as of the date of this proxy statement, none of the members of the compensation committee was or is an officer or employee of AgFeed, and no executive officer of AgFeed served or serves on the compensation committee or board of any company that employed or employs any member of AgFeed's compensation committee or board of directors.

Summary Compensation Table

The following table shows the compensation of each of our named executive officers for the year ended December 31, 2010.

						Non-Equity	Change in Pension Value and Nonqualified
				Option	Stock	Incentive Plan	Deferred	All Other
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Awards ($)(2)	Awards ($)(1)	Compensation ($)	Compensation Earnings ($)	Compensation ($)	Total ($)
Edward Pazdro, (3)	2010	150,000	30,000	—	80,800	—	—	—	260,800
Chief Financial Officer

Gerard Daignault, (4)	2010	216,000	50,000	—	252,500	—	—	—	518,500
Chief Operating Officer	2009	216,000	—	—	—	—	—	—	216,000
	2008	72,000	22,500	591,261	—	—	—	—	685,761

Glenn McClelland, (5)	2010	67,308	89,861	—	—	—	—	—	156,989
Corporate Secretary and Managing Director - Hog Production

Junhong Xiong, (6)	2010	27,270	—	—	252,500	—	—	—	279,770
Former Chief Executive	2009	36,000	—	—	—	—	—	—	36,000
Officer	2008	12,700	40,000	—	—	—	—	—	52,700

Selina Jin, (7)	2010	16,665	—	—	—	—	—	—	16,665
Former Chief Financial	2009	17,592	—	78,271	—	—	—	—	95,863
Officer

(1)
The salary and bonus for Mr. Xiong and Ms. Jin was calculated and/or paid in RMB.  The amounts in the foregoing table represent the US dollar equivalent based on a conversion rate of RMB1 = $0.1515 at December 31, 2010, RMB1 = $0.1466 at both December 31, 2009 and December 31, 2008.

(2)
The aggregate fair value of the stock option awards were calculated as of the grant date utilizing the  Black-Scholes option-pricing model and in accordance with FASB ASC Topic 718.  The assumptions used in the Black-Scholes option-pricing model are disclosed in AgFeed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and filed on March 8, 2010.  Mr. Daignault and Ms. Jin received their option grant in connection with the employment agreements they signed upon becoming the chief operating officer and chief financial officer of AgFeed, respectively.

(3)	Mr. Pazdro became our acting chief financial officer on November 9, 2010, which was made permanent on February 14, 2011.

(4)	Mr. Daignault joined AgFeed as its chief operating officer in August 19, 2008.

(5)	Mr. McClelland joined AgFeed on September 15, 2010.

(6)	Mr. Xiong resigned as our chief executive officer on February 14, 2011.

(7)	Ms. Jin became our chief financial officer on April 15, 2009 and was replaced as our chief financial officer on November 9, 2010. Her stock award on January 4, 2011 was forfeited.

Grants of Plan-Based Awards

The following table provides information on grants of plan-based awards in the year ended December 31, 2010 to each of our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:		Grant Date
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stocks or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Fair Value of Stock and Option Awards ($)(1)

Edward Pazdro	1/4/2010	—	—	—	—	—	—	20,000	—	—	80,800
Gerard Daignault	1/4/2010	—	—	—	—	—	—	50,000	—	—	252,500
Glenn McClelland	—	—	—	—	—	—	—	—	—	—	—
Junhong Xiong	1/4/2010	—	—	—	—	—	—	50,000	—	—	252,500
Selina Jin	—	—	—	—	—	—	—	—	—	—	—

(1)
The aggregate fair value of the stock option awards were calculated as of the grant date utilizing the Black-Scholes option-pricing model and in accordance with FASB ASC Topic 718.  The assumptions used in the Black-Scholes option-pricing model are disclosed in AgFeed’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and filed on March 8, 2010.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.

For 2010, the only compensation earned by our named executives was their salary, bonus and the restricted stock awards received by Messrs. Pazdro, Daignault and Xiong.  In the future, the named executive officers may be eligible to receive other forms of compensation.  In 2009, Mr. Xiong entered into employment agreements with Nanchang Best on June 25, 2009 and Ms. Jin entered into an employment agreement with AgFeed on April 15, 2009, as Mr. Daignault had upon his appointment as chief operating officer on August 19, 2008 with Nanchang Best.  Messrs. Pazdro and McClelland do not have employment agreements with us.

The initial term of each employment agreement is three years.  The agreement term automatically renews for successive biennial terms unless terminated in advance of the end of the initial term or any renewal term.

Each agreement sets forth the following: (i) the executive’s initial annual base salary, (ii) a potential bonus, (iii) vacation time, and (iv) reimbursement of pre-approved business expenses.  In addition, Mr. Daignault is entitled to living expenses while traveling in the People's Republic of China.  The annual base salary for each Messrs.  Daignault and Xiong and Ms. Jin are: $216,000, RMB120,000 and RMB120,000, respectively.  The compensation committee may in their discretion increase or decrease these base salary amounts after one year.

In the event of the executive’s termination without "cause," or in the event of death or disability or a "constructive termination," the employment agreements provide a lump-sum severance amount commensurate with the length of his service and/or position.  See “Potential Payments upon Termination or Change-in-Control” below.

Additionally, Mr. Daignault was granted a stock option under his employment agreement to acquire 100,000 shares of AgFeed's common stock, par value $0.001 per share, under AgFeed's 2008 Long-Term Incentive Plan, which vest in two installments: 66,667 shares vesting on the second anniversary of the grant date and 33,333 shares vesting on the third anniversary of the grant date, provided that Mr. Daignault remains employed by AgFeed on such vesting dates.  Mr. Daignault’s stock options have an exercise price of $9.32 per share and an expiration date of September 25, 2013.  Pursuant to her employment agreement, Ms. Jin was granted a stock option to acquire 30,000 shares of AgFeed’s common stock under AgFeed's 2008 Long-Term Incentive Plan.  Ms. Jin’s options vests ratably at 10,000 options per year beginning on April 17, 2010.  Ms. Jin’s options have an exercise price of $3.30 per share and expire on April 17, 2014.

Outstanding Equity Awards at December 31, 2010

The following table sets forth certain information with regard to all unexercised options and other unvested stock or equity plan awards held by our named executive officers at December 31, 2010.

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)

Edward Pazdro	—	—	—	—	—	3,200	(2)	9,408	—	—
Gerard Daignault	100,000	—	30,000	9.32	9/25/2013	—		—	—	—
						10,000	(2)	29,400
Glenn McClelland	100,000	—	—	—	—	—		—	—	—
Junhong Xiong	—	—	—	—	—	10,000	(2)	29,400	—	—
Selina Jin	10,000	20,000	—	3.30	4/17/2014	—		—	—	—

(1)	Based on the closing stock price of our common stock of $2.94 on December 31, 2010, the last trading day of the fiscal year.
(2)	10% will vest on the January 4, 2012, and 10% will vest on January 4, 2013.

Option Exercises and Stock Vested Table.

There were no exercises of stock options by, or stock awards vested for, the named executive officers in the year ended December 31, 2010.

Pension Benefits

We do not provided our named executive officers defined benefit plan in connection with their retirement.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not provide our named executive officers any compensation pursuant to a nonqualified plan.

Potential Payments upon Termination or Change-in-Control

In the event of our named executive’s termination without "cause," or in the event of death or disability or a "constructive termination," they will be entitled to receive a lump sum severance amount as follows:

Junhong Xiong	Gerard Daignault	Selina Jin
$200,000	$100,000, if such termination or constructive termination occurs after August 19, 2010.	$6,500, if such termination or constructive termination occurs after April 15, 2010 but on or before April 15, 2011; or

$10,000, if such termination or constructive termination occurs after April 15, 2012

Additionally, in the event of Mr. Daignault's or Ms. Jin’s termination without cause, or in the event of their death or disability or a constructive termination, the options granted to them shall vest immediately and may be exercised in full or in part within one (1) year from the date of termination, death or disability, or constructive termination.

In the event that the executive voluntarily terminates his or her employment, or if AgFeed or Nanchang Best, as applicable, terminates the executive’s employment for "cause", such executive shall not be entitled to any severance payment.  The effect of any other termination on options granted to Mr. Daignault  and Ms. Jin shall be the immediate cancellation and forfeiture of any unexercised portion of the option (whether or not vested).

"Cause" has been defined to mean (1) a refusal, failure, or inability to perform any reasonable assigned duties; (2) a material breach or violation of the employment agreement; (3) conduct by the executive that constitutes gross negligence or willful misconduct; (4) material failure to follow AgFeed's policies, directives, or orders applicable to AgFeed employees holding comparable positions; (5) intentional destruction or theft of AgFeed property or falsifications of AgFeed documents; (6) conviction of a felony or any crime involving moral turpitude or a misdemeanor where imprisonment in excess of fifteen (15) days is imposed; or (7) violation of AgFeed's code of conduct.

"Constructive termination" has been defined to mean: (1) material reduction of the scope of the executive’s duties for forty (40) consecutive "business days," (2) a material reduction in the executive’s base salary, or (3) the continued assignment to the executive of any duties materially inconsistent with the level of his position; provided that none of the foregoing events shall be deemed to result in a constructive termination if the executive consents to such events or if such events are the result of actions of AgFeed (or Nanchang Best, as applicable) or its board of directors that are otherwise applicable to all of our officers.

A "business day" has been defined to mean any day other than a Saturday, Sunday or legal holiday, or a day on which commercial banks in Beijing, China are authorized or required by law to close.

Based on the foregoing analysis, in the event that the each of the following executives’ employment was terminated as of December 31, 2010, the executives would be entitled to the payments described below.  Options which vest upon a termination event would remain exercisable until December 31, 2011.

	Junhong Xiong	Selina Jin	Gerard Daignault
Termination without cause	$200,000	$6,500 plus vesting of 30,000 stock options	$100,000 plus vesting of restricted stock award

Termination as a result of the executive’s death or disability	$200,000	$6,500 plus vesting of 30,000 stock options	$100,000 plus vesting of restricted stock award

Constructive Termination	$200,000	$6,500 plus vesting of 30,000 stock options	$100,000 plus vesting of restricted stock award

Voluntary termination by employee	$0	$0 plus unvested options cancelled and forfeited	$0 plus unvested restricted stock award cancelled and forfeited

Termination for Cause	$0	$0 plus unvested options cancelled and forfeited	$0 plus unvested restricted stock award cancelled and forfeited

Pursuant to the employment agreements, each of the executives has agreed that for a period of twelve (12) months following his or her termination, the executive will not, and will not assist anyone else to, directly or indirectly solicit or induce any of AgFeed’s employees to terminate their employment with AgFeed or divert, interfere with or take away from AgFeed any person, company or entity which, within the six month period immediately preceding the executive’s termination date, was an investor, customer, client, supplier, business partner, prime contractor, subcontractor, employee or independent contractor of AgFeed.

For a period of twelve (12) months after the termination date, each of the executives agreed  that he or she will not, directly or indirectly, as an equity owner, director, employee, consultant, lender, agent or in any other capacity, (1) engage or participate in, or have any interest in any corporation, entity or other person that engages or participates in any actual, contemplated, or proposed business or activity engaged or participated in by AgFeed or their subsidiaries on the executive’s  termination date, or (2) engages or participate in, or have an interest in any corporation, entity or other person that participates in a merger, acquisition or consolidation with AgFeed or any of their subsidiaries.

Director Compensation

The following table provides information concerning the compensation of our non-executive directors accrued for the period ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Songyan Li (1)(2)	—	303,000	—	—	—	21,210	324,210
K. Ivan F. Gothner	80,000	131,000	—	75,000	—	—	286,000
John A. Stadler (3)	20,417	—	—	75,000	—	—	95,417
Arnold Staloff (4)	5,500	202,000	—	—	—	—	207,500
Lixiang Zhang (1)(5)	15,510	50,500	—	30,300	—	—	86,310

(1)	The amounts in the foregoing table represent the US dollar equivalent based on a conversion rate of RMB1 = $0.1515 at December 31, 2010
(2)	Dr. Li resigned effective February 14, 2011. Dr. Li received a salary of RMB140,000.
(3)	Mr. Stadler became a director of AgFeed on September 15, 2010.
(4)	Mr. Staloff resigned effective July 6, 2010.
(5)	Dr. Zhang received annual base compensation of RMB100,000 and a bonus of RMB200,000.

Narrative to Director Compensation Table.

Dr. Li and Mr. Xiong did not receive any compensation for serving on the board of directors.  Following his appointment as Interim Chief Executive Officer, Mr. Stadler did not receive any compensation for serving on the board of directors.  For 2010, our board paid the following annual compensation to our independent directors.  Mr. Gothner is entitled to receive an $80,000 annual cash retainer, paid in equal quarterly installments.  Mr. Staloff was entitled to receive a $44,000 annual cash retainer, paid in equal quarterly installments, which will be paid pro rata to reflect his departure.  Dr. Zhang is entitled to receive an RMB100,000 annual cash retainer, paid in equal quarterly installments.  Messrs. Gothner and Stadler and Dr. Zhang were paid a cash bonus of $75,000, $75,000 and RMB200,000, respectively, for their service during 2010.

Our board made no changes to the annual compensation for our independent directors for 2011 from 2010, except that that the annual cash retainer for Dr. Zhang was increased to RMB300,000.

Each of the independent directors has abstained from discussions of, and voting on, the setting of his individual compensation.

EXECUTIVE OFFICERS

Our executive officers, as of June 30, 2011, in addition to Mr. Stadler, are listed below:

Raymond M. Cesca	69
Mr. Cesca has served as our president since April 2011.  Mr. Cesca brings over 30 years of experience in global food and agriculture to our leadership team.  His international experience includes serving as an executive for McDonald’s Corporation where he was involved in their global expansion during a period when they established operations in over 70 new countries.  At McDonald's, as Managing Director of McDonald’s World Trade, Mr. Cesca focused on developing global relationships with producers and governments helping to make the McDonald’s supply chain infrastructure one of the most efficient and cost effective systems in the world.  Mr. Cesca has also served in leadership positions at CPC International working in marketing, sales, and business development.  Most recently, Mr. Cesca served as President of the World Agricultural Forum where he brought together food and agricultural leaders from industry, government, and academia to address critical issues facing global agriculture.  He has also chaired numerous international trade missions to Asia in support of agribusiness development in the emerging economies.  Mr. Cesca received a Bachelors of Science in mathematics and physics from St. Bonaventure University and an MBA from Columbia University.

Gerard Daignault	52
Mr. Daignault has served as our chief operating officer since August 2008.  Prior to joining AgFeed, Mr. Daignault served as founder and managing director of Spectrum Agribusiness LLC from October 2007 until August 2008.  Prior to founding Spectrum Agribusiness, Mr. Daignault served as chief financial officer and director of finance for PIC North America, Inc., an international leader in providing genetically superior pig breeding stock and technical support for maximizing genetic potential to the global pork chain, from May 2004 to October 2007 through the acquisition by Genus PLC of Sygen PLC (parent company of PIC North America, Inc.) in December 2005.  During his over 27 year career, Mr. Daignault has held a number of financial and managerial positions including 18 years at the chief financial officer level for domestic and international agribusiness, including Purina Mills LLC, PMAG Products (a subsidiary of Tate & Lyle, N.A.), and Newsham Hybrid Genetics.  He received a bachelor’s degree in finance and accounting from the University of Missouri in 1979.

Glenn McClelland	59
Mr. McClelland has served as our corporate secretary and managing director – hog production since September 2010.  Mr. McClelland has over 35 years of experience in agribusiness. He was a co-founder of Mariah Foods together with Mr. Stadler and served as Mariah’s CFO until 1995.  Mr. McClelland is also a co-founder of M2P2 where he served as CFO until 2005 when he became M2P2’s Chief Executive Officer.  He is a CPA and received his BA in Business Administration from Kansas State University.

Edward Pazdro	53
Mr. Pazdro has been our Chief Financial Officer since November 2010, initially as an Acting Chief Financial Officer until February 2011. Additionally, he is a chief financial officer of AgFeed International Protein Technology Corp., a joint venture focusing on enhancing hog production systems for Chinese and other Pan Asian clients based on modern western standard, and the hog division of AgFeed.  Mr. Pazdro brings more than 25 years of financial expertise to Holdings.  For the five years prior to joining AgFeed, he served as the Controller for PIC USA Inc., a subsidiary of biotechnology leader Genus plc, an international leader in providing genetically superior pig breeding stock and technical support for maximizing genetic potential to the global pork chain. Mr. Pazdro was responsible for PIC’s financial management, financial reporting, tax and audit coordination, management of cash and internal controls. Additionally, he developed inventory valuation models for compliance with US generally accepted accounting principles and international accounting standards, including agriculture-specific requirements for biological assets. Mr. Pazdro possesses broad-based financial management experience, which he gained at National Futures Association and global organizations including Tate & Lyle North America, Inc. and Gambro, Inc. Mr. Pazdro has been a certified public accountant since 1981.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

Our charter documents require our entire board of directors to be elected annually.  Our board has designated the five individuals listed below as candidates for election.  None of the nominees has a family relationship with the other nominees, any existing director or any executive officer of our company.  Each is currently serving as a director.  Unless otherwise specified in the proxy card, the proxies solicited by the board will be voted “FOR” the election of these candidates.

K. Ivan F. Gothner
David Michael Johnson
John A. Stadler
Milton P. Webster III
Lixiang Zhang

You may find additional information about each of the nominees under the heading "Information About Our Board of Directors," beginning on page 4 of this document.  In case any of these candidates becomes unavailable to stand for election to the board, an event that is not anticipated, the proxy holders will have full discretion and authority to vote or refrain from voting for any substitute nominee in accordance with their judgment.

The terms of directors elected at the annual meeting expire at the 2012 annual meeting or as soon thereafter as their successors are duly elected and qualified.  The board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

Directors are elected by a plurality vote of shares present at the meeting, meaning that the nominee with the most affirmative votes for a particular seat is elected for that seat.  If you do not vote for a particular nominee, or if you withhold authority to vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

The board of directors unanimously recommends that you vote
“FOR” the election of each nominee listed above.

Director Qualification Standards

Our nominating and corporate governance committee has created a set of criteria to assist them in identifying, evaluating and recommending candidates to become members of our board of directors.  The goal of these guidelines is to create a balance of knowledge and experience that serve the long-term interests of AgFeed and our stockholders.  We do not maintain a formal diversity policy for the selection of board members.  Diversity is one of many factors we consider in the selection of our directors.  Among such other factors and criteria the committee considers and evaluates each director-candidate upon, include, but are not limited to:

•	Whether the candidate is independent pursuant to the requirements of the Nasdaq Listing Rules;
•	Whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with AgFeed's image and reputation;
•
Whether the candidate has the ability to read and understand basic financial statements.  The committee will also determine if a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the SEC;

•	Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise;
•	Whether the candidate has knowledge of AgFeed and issues affecting it;
•	Whether the candidate is committed to enhancing stockholder value;
•	Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company;
•	Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility;
•	Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of board membership;
•	Whether the candidate has any prohibitive interlocking relationships or conflicts of interest;
•	Whether the candidate is able to develop a good working relationship with other board members and contribute to the board’s working relationship with our senior management; and
•	Whether the candidate is able to suggest business opportunities to AgFeed.

PROPOSAL NUMBER TWO
APPROVAL OF AMENDMENTS TO OUR ARTICLES OF INCORPORATION
TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors believes it is in AgFeed’s best interest to increase the number of shares of common stock the Company is authorized to issue from 75,000,000 to 150,000,000 shares.  The text of the proposed amendment to Article IV of our Articles of Incorporation is as follows:

AUTHORIZATION OF CAPITAL STOCK:  The amount of the total authorized capital stock of the corporation shall be One Hundred Fifty Thousand Dollars ($150,000.00), consisting of ONE HUNDRED FIFTY MILLION (150,000,000) shares of COMMON STOCK, par value $.001 per share.

On June 6, 2011, the following shares of our common stock were outstanding or reserved for issuance:

Shares issued and outstanding	62,928,072

Shares issuable upon exercise of options	185,000

Shares issuable upon exercise of warrants	1,984,435

Shares reserved for issuance under employee benefit plans	1,735,000

TOTAL	67,019,202

By increasing the number of shares of common stock which we are authorized to issue, we will have the flexibility to raise equity through the sale of additional shares, if the need should arise, or to issue shares in connection with possible stock dividends, employee compensation plans, acquisitions and other general corporate purposes.  Since our stockholders have no preemptive rights, the Board of Directors would be able to issue the increased number of shares at any time without further authorization from the stockholders of the Company, except to the extent otherwise required by law or the rules and regulations of the NASDAQ Stock Market.  We currently have no plans, agreements, contracts, arrangements or understandings with respect to the issuance of any of the additional shares of common stock that would be available under the amendment.  The terms upon which any such securities may be issued will be determined by the Board of Directors.

The authorization of additional shares will have no immediate effect upon the rights of existing security holders.  However, because no preemptive rights attach to ownership of common stock, the additional common stock, when issued, may affect the proportionate interest of each stockholder and may reduce stockholders’ equity per share.  The Board of Directors could use the additional shares of common stock to discourage an attempt to change control of our Company.  However, the proposed amendment is not in response to any effort of which we are aware to obtain control by accumulating shares of our common stock or otherwise.

Vote Required

Adoption of an amendment to our Articles of Incorporation requires approval by a majority of the quorum present at the annual meeting.  Because we believe this matter to be routine, if you do not instruct your broker how to vote on this proposal, your broker would vote in favor of increasing the number of authorized shares of common stock in the manner set forth above.  Abstentions and broker-non votes, if any, will have the same effect as votes against the proposal.

The board of directors unanimously recommends that you vote
“FOR” Proposal Two to increase authorized shares of common stock.

PROPOSAL NUMBER THREE

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE THE AUTHORIZED CAPITAL STOCK OF THE COMPANY TO INCLUDE 1,000,000 SHARES OF PREFERRED STOCK, AND TO AUTHORIZE THE COMPANY TO ISSUE ONE OR MORE SERIES OF PREFERRED STOCK FROM TIME TO TIME IN ONE OR MORE SERIES AND IN SUCH AMOUNTS AS MAY BE DETERMINED BY THE BOARD OF DIRECTORS.

Background

Our Board believes it is in the best interest of our stockholders and the Company to amend our certificate of incorporation to authorize 1,000,000 shares of preferred stock with a par value of $0.001 per share (the “Preferred Stock”) and to provide that our Board is authorized to prescribe the series and the number of the shares of each series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of the shares of each series of Preferred Stock.

The Board believes that this authorization of Preferred Stock would provide the Company greater flexibility with respect to the Company’s capital structure for such purposes as additional equity financing and acquisitions.

As noted above, our Articles of Incorporation currently authorize the issuance of up to 75,000,000 shares of Common Stock with a par value of $0.001 per share.  No shares of Preferred Stock are currently authorized.  As described in Proposal Number Two, the Board also proposes to increase the authorized number of shares of Common Stock under the amendment described in such proposal.  If both this Proposal Number Three and Proposal Number Two are approved, the total number of authorized shares of all classes of our capital stock will be 151,000,000 shares, consisting of 150,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share.  For a discussion of the proposed increase in the number of authorized shares of Common Stock, see Proposal Number Two above.  Proposals Two and Three are not contingent on one another.

If our Articles of Incorporation (as amended to date) are amended to authorize Preferred Stock, our Board would have discretion to prescribe the series and the number of the shares of each series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of the shares of each series of Preferred Stock.  If this proposal is approved by our stockholders, our Board does not intend to solicit further stockholder approval before the issuance of any shares of Preferred Stock, except as may be required by applicable law or rule, however our Board has no current plan to issue any shares of Preferred Stock authorized as a result of the stockholder approval hereby obtained.

Upon the effectiveness of the amendment authorizing the creation of a class of “blank check” Preferred Stock, when required by law and in accordance with the Nevada Revised Statutes governing corporations, our Board will have the express authority to execute and file a certificate of designation setting forth the series and the number of the shares of each series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of the shares of each series of our Preferred Stock.

Purposes of the Amendment

The Board recommends the authorization of 1,000,000 shares of Preferred Stock to increase the Company’s financial flexibility.  The Board believes that the complexity of modern business financing and acquisition transactions requires greater flexibility in the Company’s capital structure than now exists.  The Preferred Stock would be available for issuance from time to time as determined by the Board for any proper corporate purpose.  Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company’s business and operations, or issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or assets.

If the proposed amendment is approved, the Board would be empowered, without the necessity of further action or authorization by the Company’s stockholders, unless required in a specific case by applicable laws or regulations, to authorize the issuance of up to 1,000,000 shares of Preferred Stock from time to time in one or more series, and to fix by resolution or resolutions, designations, preferences, limitations and relative rights of each such series.  Each series of Preferred Stock could, as determined by the Board at the time of issuance, rank, with respect to dividends and redemption and liquidation rights, senior to the Company’s Common Stock.

Effects of the Authorization of a Class of Preferred Stock

Although the Board has no current plan to issue any shares of Preferred Stock, any future issuance of Preferred Stock could adversely affect the rights of holders of our Common Stock.  If we issue Preferred Stock, such Preferred Stock will include certain designations, rights, qualifications, preferences, limitations and terms, any of which may dilute the voting power or economic interest of holders of our Common Stock.  For example, in the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of outstanding shares caused by the issuance of our Preferred Stock could dilute the earnings per share and book value per share of all outstanding shares of our common stock.  In addition, in a liquidation the holders of our Preferred Stock may be entitled to receive a certain amount per share of our Preferred Stock before the holders of our Common Stock receive any distribution.  In addition, the holders of our Preferred Stock may be entitled to vote and such votes may dilute the voting rights of the holders of our Common Stock when we seek to take corporate action.  Our Preferred Stock also may be convertible into shares of our Common Stock.  Furthermore, our Preferred Stock could be issued with certain preferences over the holders of our Common Stock with respect to dividends or the power to approve the declaration of a dividend.  The aforementioned are only examples of how shares of our Preferred Stock, if issued, could result in:

•	reduction of the amount of funds otherwise available for payment of dividends on our Common Stock;

•	restrictions on dividends that may be paid on our Common Stock (although there are no current plans to pay dividends on our Common Stock);

•	dilution of the voting power of our Common Stock; and

•	restrictions on the rights of holders of our Common Stock to share in our assets on liquidation until satisfaction of any liquidation preference granted to the holders of our Preferred Stock.

In addition to financing purposes, we could also issue shares of Preferred Stock that may, depending on the terms of such issued Preferred Stock, make more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or other means.  When, in the judgment of our Board, this action would be in the best interest of our Company and stockholders, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of our Company.  Such shares also could be privately placed with purchasers favorable to our Board in opposing such action.  In addition, our Board could authorize holders of a series of our Preferred Stock to vote either separately as a class or with the holders of our Common Stock, on any merger, sale or exchange of assets by our Company or any other extraordinary corporate transaction.  The existence of the additional authorized preferred stock could have the effect of discouraging unsolicited takeover attempts.  The issuance of Preferred Stock also could be used to dilute the stock ownership of a person or entity seeking to obtain control of our Company should our Board consider the action of such entity or person not to be in the best interest of our stockholders.  The issuance of Preferred Stock also could be used to entrench current management or deter an attempt to replace our Board by diluting the number or rights of shares held by individuals seeking to control our Company by obtaining a certain number of seats on our Board.

Effective Date of the Amendment

If this amendment to our Articles of Incorporation is approved by our stockholders, and if our Board of Directors still believes it to be in the best interest of the Company, we will file the Articles of Amendment to the Articles of Incorporation with the Nevada Secretary of State in order for the amendment to become effective.  If we obtain stockholder approval of this proposal, we intend to file the Articles of Amendment as soon as practicable following such approval.

Our Board reserves the right, notwithstanding stockholder approval of this amendment to our Articles of Incorporation and without further action by our stockholders, not to proceed with the amendment at any time before the effective date of the Articles of Amendment.

Article IV of the Company’s Articles of Incorporation (as amended to date), currently provides as follows:

AUTHORIZATION OF CAPITAL STOCK:  The amount of the total authorized capital stock of the corporation shall be SEVENTY FIVE THOUSAND Dollars ($75,000.00), consisting of SEVENTY FIVE MILLION (75,000,000) shares of COMMON STOCK, par value $.001 per share.

Our Board has approved the following amendment and restatement to Article IV, AUTHORIZATION OF CAPITAL STOCK, subject to approval of such amendment by the holders of the Company’s Common Stock in accordance with Proposal Number Two and Proposal Number Three.  Please note: Proposal Number Two and Proposal Number Three are not contingent on one another.  In other words, the stockholders may approve either Proposal Number Two or Proposal Number Three, or both, or neither.

If Proposal Number Three is approved and Proposal Number Two is not, and the Board of Directors determines it to be in the best interest of the Company to file the Articles of Amendment, we will file Articles of Amendment to amend our Articles of Incorporation such that Article IV, as set forth above, will be deleted in its entirety and replaced with the following:

AUTHORIZATION OF CAPITAL STOCK

4.1         Authorized Capital Stock.  The total number of shares which the corporation shall have the authority to issue is Seventy-Six Million (76,000,000) shares of capital stock, such total number of shares consisting of Seventy-Five Million (75,000,000) shares of Common Stock, $0.001 par value per share, and One Million (1,000,000) shares of Preferred Stock, $0.001 par value per share.

4.2         Preferred Stock.  The Preferred Stock may be issued by the corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors.  The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, shall be such as are fixed by the Board of Directors, the authority so to do being hereby expressly granted, as stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (a “Director’s Resolution”).  The authority of the Board of Directors with respect to each such series of Preferred Stock shall include, but shall not be limited to, determination of the following:

(a)                The distinctive serial designation and number of shares comprising each such series;

(b)               The rate of dividends, if any, on the shares of that series, whether dividends shall be non-cumulative, cumulative to the extent earned or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property or rights, or in shares of the corporation’s capital stock, and the relative priority, if any, of payment of dividends on shares of that series over shares of any other series;

(c)                Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable or at whose option they shall be redeemable, and the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates) or the property or rights, including securities of any other corporation, payable in case of redemption;

(d)               Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

(e)                The rights, if any, to which the holders of the shares of that series shall be entitled in the event of voluntary involuntary liquidation, dissolution or winding-up of the corporation, and the relative rights of priority, if any, of payment of shares of that series in any such event;

(f)                Whether the shares of that series shall be convertible into or exchangeable for shares of stock of any other class of the capital stock of the corporation or any other series of Preferred Stock of the corporation or the securities of any other entity and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, the date or dates upon or after which or the events upon which they shall be convertible or exchangeable or at whose option they shall be convertible or exchangeable, and the method, if any, of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend,   combination of shares or similar event;

(g)               Whether the issuance of any additional shares of such series shall be subject to restrictions, or whether any shares of any other series shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series;

(h)               Voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of these Articles of Incorporation, voting rights to be exercised either together with holders of Common Stock as a single class, or independently as a separate class; and

(i)                Any other preferences, privileges and powers, and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation and as shall now or hereafter be permitted by the Nevada Revised Statues, as amended.

4.3         Common Stock.  Except as otherwise required by law or these Articles of Incorporation or as otherwise provided with respect to the relative rights of shares of Preferred Stock in any Director’s Resolution, all shares of Common Stock shall be identical and the holders of shares of Common Stock shall possess voting power and each share of Common Stock shall have one (1) vote.

4.4         Relative Ranking of Common Stock.  The Common Stock is junior to the Preferred Stock and is subject to all of the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Director’s Resolution.

If both Proposal Number Two and Proposal Number Three are approved, and the Board of Directors determines it to be in the best interest of the Company to file the Articles of Amendment, we will file Articles of Amendment to amend our Articles of Incorporation such that Article IV, as set forth above, will be deleted in its entirety and replaced with the following:

AUTHORIZATION OF CAPITAL STOCK

4.1         Authorized Capital Stock.  The total number of shares which the corporation shall have the authority to issue is One Hundred Fifty-One Million (151,000,000) shares of capital stock, such total number of shares consisting of One Hundred Fifty Million (150,000,000) shares of Common Stock, $0.001 par value per share, and One Million (1,000,000) shares of Preferred Stock, $0.001 par value per share.

4.2         Preferred Stock.  The Preferred Stock may be issued by the corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors.  The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, shall be such as are fixed by the Board of Directors, the authority so to do being hereby expressly granted, as stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (a “Director’s Resolution”).  The authority of the Board of Directors with respect to each such series of Preferred Stock shall include, but shall not be limited to, determination of the following:

(a)                The distinctive serial designation and number of shares comprising each such series;

(b)               The rate of dividends, if any, on the shares of that series, whether dividends shall be non-cumulative, cumulative to the extent earned or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property or rights, or in shares of the corporation’s capital stock, and the relative priority, if any, of payment of dividends on shares of that series over shares of any other series;

(c)                Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable or at whose option they shall be redeemable, and the amount per share payable in case of redemption (which amount may vary under different conditions and at different redemption dates) or the property or rights, including securities of any other corporation, payable in case of redemption;

(d)               Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

(e)                The rights, if any, to which the holders of the shares of that series shall be entitled in the event of voluntary involuntary liquidation, dissolution or winding-up of the corporation, and the relative rights of priority, if any, of payment of shares of that series in any such event;

(f)                Whether the shares of that series shall be convertible into or exchangeable for shares of stock of any other class of the capital stock of the corporation or any other series of Preferred Stock of the corporation or the securities of any other entity and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, the date or dates upon or after which or the events upon which they shall be convertible or exchangeable or at whose option they shall be convertible or exchangeable, and the method, if any, of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend,   combination of shares or similar event;

(g)               Whether the issuance of any additional shares of such series shall be subject to restrictions, or whether any shares of any other series shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series;

(h)               Voting rights, if any, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of these Articles of Incorporation, voting rights to be exercised either together with holders of Common Stock as a single class, or independently as a separate class; and

(i)                Any other preferences, privileges and powers, and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of these Articles of Incorporation and as shall now or hereafter be permitted by the Nevada Revised Statues, as amended.

4.3         Common Stock.  Except as otherwise required by law or these Articles of Incorporation or as otherwise provided with respect to the relative rights of shares of Preferred Stock in any Director’s Resolution, all shares of Common Stock shall be identical and the holders of shares of Common Stock shall possess voting power and each share of Common Stock shall have one (1) vote.

4.4         Relative Ranking of Common Stock.  The Common Stock is junior to the Preferred Stock and is subject to all of the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Director’s Resolution.

Dissenters Rights

Neither Nevada law nor our articles of incorporation or bylaws provides our stockholders with the rights of appraisal or similar rights of dissenters with respect to this amendment.

The board of directors unanimously recommends that you vote “FOR” Proposal Three to change the authorized capital stock of the company to include 1,000,000 shares of preferred stock, and to authorize the company to issue one or more series of preferred stock from time to time in one or more series and in such amounts as may be determined by the board of directors.

PROPOSAL NUMBER FOUR
RATIFICATION OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed McGladrey & Pullen LLP (“McGladrey”)  to serve as our independent registered public accounting firm to audit the books and accounts of our company and its subsidiaries for the year ending December 31, 2011.

Stockholder ratification of the selection of McGladrey as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise.  However, the board of directors is submitting the selection of McGladrey to stockholders for ratification as a matter of good corporate governance.  If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm.  Representatives of McGladrey will not be present at the annual meeting to answer questions.  The shares represented by your proxy will be voted for the ratification of the selection of McGladrey unless you specify otherwise.  McGladrey has served as our independent registered public accounting firm since November 2010.

On November 9, 2010, the audit committee of our board of directors decided to change its independent registered public accounting firm and, accordingly, dismissed Goldman Kurland and Mohidin LLP (“GKM”).  Also, effective November 9, 2010, the audit committee approved the engagement of McGladrey as the Company’s independent registered public accounting firm for the year ending December 31, 2010, subject to McGladrey’s completion of its client acceptance process.  On November 11, 2010, McGladrey informed the Company that they had completed this process.

During the years ended December 31, 2009 and December 31, 2008, and the subsequent interim periods through November 12, 2010, the Company had (i) no disagreements with GKM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to GKM’s satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its reports for such years and its review of interim periods and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K during the two years ended on December 31, 2009 or the subsequent interim periods.

GKM’s reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2009 and December 31, 2008 do not contain any adverse opinion or disclaimer of opinion, nor are qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2009 and December 31, 2008, and the subsequent interim periods through November 12, 2010, neither the Company nor anyone on its behalf has consulted with McGladrey regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements, (iii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iv) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

We provided GKM with a copy of the Current Report on Form 8-K regarding the change in our certifying accountant prior to its filing with the Securities and Exchange Commission and requested GKM to furnish AgFeed with a letter addressed to the Securities and Exchange Commission stating whether it agrees with above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter, dated November 12, 2010, is incorporated by reference herein.

The board of directors unanimously recommends that you vote
“FOR” Proposal Four ratifying the appointment of McGladrey & Pullen LLP as our independent public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of McGladrey & Pullen LLP (“McGladrey”) has been selected by the audit committee of our board as the independent registered certified public accounting firm to audit the books and accounts of our company and its subsidiaries for the year ending December 31, 2011.  This firm has served as independent public accountants for our company since November 2010.  Previously, GKM had served as our independent public accountants since 1996 through November 2010.  A representative of McGladrey is not expected to be present at the annual meeting.

The following table sets forth fees billed to us by McGladrey (including its affiliate RSM McGladrey, Inc.) and GKM for professional services rendered for 2010 and 2009:

	2010
	McGladrey	GKM	2009
Audit Fees	$515,020	$90,000	$285,000
Audit-Related Fees	176,120	4,125	10,000
Tax Fees	349,155	0	0
All Other Fees	0	0	0
Total	$1,040,295	$94,125	$295,000

Audit Fees.  This category includes the aggregate fees billed for professional services rendered for the audits of our consolidated financial statements for years 2010 and 2009, respectively, for the reviews of the financial statements included in our quarterly reports on Form 10-Q and for services that are normally provided by McGladrey and GKM in connection with statutory and regulatory filings or engagements for the relevant fiscal year.

Audit-Related Fees.  This category includes the aggregate fees billed during the period for years 2010 and 2009, respectively, for assurance and related services by McGladrey and GKM that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for due diligence, accounting consultations and transition services provided by GKM to McGladrey.

Tax Fees.  This category includes tax preparation, tax compliance and tax advice.

All Other Fees.  This category includes all accounting services which are not included in the foregoing categories.  Neither McGladrey nor GKM provided any such services for AgFeed in 2010 or 2009.

The audit committee has considered the compatibility of the non-audit services performed by and fees paid to McGladrey and GKM in year 2010 and has determined that such services and fees were compatible with the independence of the accountants.  During year 2010, neither McGladrey nor GKM utilized any personnel in connection with the audit other than its full-time, permanent employees.

Policy for Approval of Audit and Non-audit Services.  The audit committee has adopted an approval policy regarding the approval of audit and non-audit services provided by the independent accountants, which approval policy describes the procedures and the conditions pursuant to which the audit committee may grant general pre-approval for services proposed to be performed by our independent accountants.  All services provided by our independent accountants, both audit and non-audit, must be pre-approved by the audit committee.  Our audit committee has delegated to the chairman of the audit committee the authority to grant pre-approvals of non-audit services provided by McGladrey and GKM.  The decisions of the chairman of the audit committee to pre-approve such a service are required to be reported to the audit committee at its next regularly scheduled meeting.

In determining whether to approve a particular audit or permitted non-audit service, the audit committee will consider, among other things, whether such service is consistent with maintaining the independence of the independent accountant.  The audit committee will also consider whether the independent accountant is best positioned to provide the most effective and efficient service to our company and whether the service might be expected to enhance our ability to manage or control risk or improve audit quality.

All services provided by McGladrey and GKM for the year ended December 31, 2010 were approved in accordance with the foregoing policy.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee has reviewed and discussed with management of AgFeed and McGladrey & Pullen LLP, AgFeed’s independent registered public accounting firm, the audited financial statements of AgFeed as of and for the year ended December 31, 2010, including the year ended December 31, 2009, and the year ended December 31, 2008 (the “Audited Financial Statements”).  In addition, we have discussed with McGladrey & Pullen LLP the matters required to be discussed by Statement on Auditing Standards No. 114 effective December 15, 2006 (“Communication with Audit Committees”).

The audit committee also has received the written disclosures and the letter from McGladrey & Pullen LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with that firm its independence from AgFeed and its subsidiaries.  The audit committee also discussed with AgFeed’s management and McGladrey & Pullen LLP such other matters and received such assurances from them as we deemed appropriate.

Management is responsible for the internal controls and the financial reporting process of AgFeed and its subsidiaries.  McGladrey & Pullen LLP is responsible for performing an independent audit of AgFeed’s financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing a report thereon.  The audit committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions with management and a review of the report of McGladrey & Pullen LLP with respect to the Audited Financial Statements, and relying thereon, the audit committee has recommended to the board the inclusion of the Audited Financial Statements in AgFeed’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

By the audit committee of the board of directors,

K. Ivan F. Gothner, Chairman
David Michael Johnson
Milton P. Webster III
Lixiang Zhang

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of AgFeed under the Securities Act of 1933 or the Exchange Act, except to the extent that AgFeed specifically incorporates the Audit Committee Report by reference therein.

PROPOSAL NUMBER FIVE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder input on our executive compensation as disclosed in this proxy statement.  The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete.  We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the tools necessary to attract and retain the best talent.

As described in the Compensation Discussion and Analysis above, our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our stockholders.  In evaluating our executive compensation program, key considerations include:

•	At the executive level, a key component of compensation is equity-based, vests over time and is tied directly to long-term stockholder value.

•
We believe our executive compensation program results in reasonable and rational compensation decisions, allowing us to set aggressive goals while not encouraging excessive risk-taking that could be detrimental to our stockholders.

For these reasons, the Board recommends stockholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

Approval of Proposal Number Five requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

The board of directors unanimously recommends that stockholders vote
“FOR” Proposal Number Five regarding the advisory vote on executive compensation.

PROPOSAL NUMBER SIX
ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

As described in Proposal Number Five above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program.  The advisory vote on executive compensation described in Proposal Number Four above is referred to as a “say-on-pay vote.”

This Proposal Number Six affords stockholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual stockholder meetings (or special stockholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting).  Under this Proposal Number Six, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

The Board believes that the optimal frequency for holding say-on-pay votes should be every three years.  The Board believes that this time frame would allow for the Compensation Committee to respond fully to stockholder votes from prior years.  Holding the say-on-pay votes every year could result in a short-term focus rather than a long-term approach to the compensation program.  As we explain in the Compensation Discussion and Analysis, we believe that closely aligning the interests of management with long-term stockholder value is a key feature of our executive compensation program.

The board recommends that stockholders vote on Proposal Number Six to hold say-on-pay votes every THREE years.

GENERAL INFORMATION

Stockholder Proposals

In order for a proposal by a stockholder to be included in the proxy statement and proxy for the 2012 annual meeting, we must receive such proposal at our principal executive office, to the attention of Glenn McClelland, Corporate Secretary of AgFeed Industries, Inc., at 100 Bluegrass Commons Blvd., Suite 310, Hendersonville, Tennessee 37075 no later than March 16, 2012 (which is not more than 120 days prior to the anniversary of the mailing date of this proxy statement), assuming that the date of the annual meeting to be held in 2012 is not changed by more than 30 days from the date of this annual meeting.  In such event, we will provide notice of the date by which such proposals must be received in order to be included.  Our determination of whether we will oppose inclusion of any proposal in its proxy statement and proxy will be made on a case-by-case basis in accordance with our judgment and the rules and regulations promulgated by the SEC.

With respect to stockholder recommendations of a candidate for election to the board of directors, in order to provide sufficient time to enable the nominating and corporate governance committee to evaluate the candidate in connection with selecting candidates for nomination in connection with our 2012 annual meeting of stockholders, the corporate secretary must receive the stockholder’s recommendation not later than May 15, 2012 nor earlier than April 15, 2012 (which is not less than 60 nor more than 90 days prior to the anniversary of the mailing of this proxy statement).  In the event the date of the annual meeting to be held in 2012 is not changed by more than 30 days from the date of this annual meeting, we will provide notice of the date by which such nominations must be received in order to be presented.

Any stockholder who intends to present a proposal at the 2012 annual meeting without requesting that we include such proposal in our proxy statement should be aware that he or she must notify us at our principal executive office, attention corporate secretary, not later than May 30, 2011 (which is 45 days prior to the anniversary of the mailing date of this proxy statement) of the intention to present the proposal.  Otherwise, we may exercise discretionary voting with respect to such stockholder proposal pursuant to authority conferred by proxies to be solicited by our board and delivered in connection with the meeting.  In the event the date of the annual meeting to be held in 2012 is not changed by more than 30 days from the date of this annual meeting, we will provide notice of the date by which such proposals must be received in order to be presented.

As of the date of this proxy statement, the board is not aware of any matters to come before the annual meeting other than those set forth on the notice accompanying this proxy statement.  If any other matters come before the annual meeting, the proxy card, if executed and returned, gives discretionary voting authority to the persons named as proxy holders, Junhong Xiong and Gerard Daignault, our chief executive officer and chief operating officer, respectively, with respect to such matters.

Additional Information

Beginning on July 20, 2011, a list of holders of record of our common stock as of the record date will be available at our principal executive office during ordinary business hours for examination by any stockholder holding any of our common stock on the record date for any purpose germane to the annual meeting.

We will pay the cost of preparing, assembling and mailing the notice of annual meeting, this proxy statement, the enclosed proxy card, our annual report on Form 10-K for the year ended December 31, 2010.  We will also pay the costs of the solicitation of proxies for the annual meeting.

Our directors, officers and other regular employees may solicit proxies.  None of them will receive any additional compensation for such solicitation.  People soliciting proxies may contact you in person, by telephone, via e-mail or by facsimile.  We will pay brokers or other persons holding stock in their names or the names of their nominees for their reasonable and customary expenses of forwarding soliciting material to their principals.  We have also agreed to pay $10,000 to Laurel Hill Advisors to assist us in soliciting proxies for this meeting.

We will, upon the written request of any person who is a beneficial owner of our common stock on the record date, furnish without charge a copy of our annual report on Form 10-K for the year ended December 31, 2010, together with the accompanying financial statements.  We will also furnish a copy of the exhibits to the annual report, if requested.  Such requests should contain a representation that the person requesting this material was a beneficial owner of our common stock on the record date and be sent to the corporate secretary of our company at the address indicated on the first page of this proxy statement.

By order of the board of directors,

Glenn McClelland
Corporate Secretary

Hendersonville, Tennessee
July 14, 2011

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 1 1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 John A. Stadler 02 K. Ivan F. Gothner 03 David Michael Johnson 04 Milton P. Webster, III 05 Lixiang Zhang, Ph.D.

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	3 years	2 years	1 year	Abstain
6 To vote on an advisory vote on the frequency of future advisory votes on the compensation of the Company's named executive officers.	☐	☐	☐	☐

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000111662_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

AGFEED INDUSTRIES, INC.
Annual Meeting of Stockholders
August 2, 2011 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder of AgFeed Industries, Inc. (the "Company") hereby constitutes and appoints Edward Pazdro, Chief Financial Officer of the Company, and Gerard Daignault, Chief Operating Officer of the Company, and each of them individually, the proxies of the undersigned, with power to act without the other and with full power of substitution, to attend and represent the undersigned at the 2011 Annual Meeting of Stockholders of the Company to be held at the Hyatt Place Nashville-Northeast, located at 330 East Main Street, Hendersonville, Tennessee 37075, on Tuesday, August 2, 2011, at 10:00 a.m. Eastern Time, and at any adjournment or postponement thereof (the "Annual Meeting"), and to vote all of such shares that the undersigned is entitled to vote at such Annual Meeting or at any adjournment or postponement thereof, as stated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000111662_2 R1.0.0.11699